EXHIBIT 5.1

ATTORNEYS AT LAW 11988 EL CAMINO REAL, SUITE 400 SAN DIEGO, CA 92130-2594 858.847.6700 TEL 858.792.6773 FAX WWW.FOLEY.COM

April 5, 2022

Innovative Industrial Properties, Inc. 1389 Center Drive, Suite 200 Park City, Utah 84098

Ladies and Gentlemen:

We have acted as counsel to Innovative Industrial Properties, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated April 1, 2022 (the “Prospectus Supplement”), to the prospectus dated January 24, 2022 (the “Prospectus”), included as part of a Registration Statement on Form S-3, Registration No. 333-262320 (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) on January 24, 2022 (the “Registration Statement”). The Prospectus Supplement relates to the sale of 1,815,790 shares (the “Shares”) of the Company's Common Stock, $0.001 par value per share (including an option granted to the underwriters to purchase up to 236,842 additional shares). Such Shares are being issued and sold pursuant to that certain Underwriting Agreement, dated April 1, 2022, by and among BTIG, LLC, as representative of the underwriters named therein (the “Underwriters”), the Company and IIP Operating Partnership, LP, a Delaware limited partnership (the “Underwriting Agreement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.       The Second Articles of Amendment and Restatement of the Company, as amended on June 3, 2020 (the “Charter”);

2.       The Second Amended and Restated Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

3.       Resolutions adopted by the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof relating to the registration, sale and issuance of the Shares, certified as of the date hereof by the Secretary of the Company (the “Resolutions”);

4.       The Prospectus and the Registration Statement;

5.       A certificate of the State Department of Assessments and Taxation of Maryland as to the good standing of the Company, dated as of a recent date;

Innovative Industrial Properties, Inc.

April 5, 2022

6.       A certificate executed by an officer of the Company, dated as of the date hereof; and

7.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so, and that each of the parties executing any of the Documents have duly and validly done so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

4.       The Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of shares of stock of the Company contained in Section 5.7 of the Charter.

5.       The Company will issue the Shares in accordance with the Resolutions and, prior to the issuance of any Shares, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of Common Stock. As of the date hereof, the Company has available for issuance, under the Charter, the requisite number of authorized but unissued shares of Common Stock for the issuance of the Shares.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, limitations and qualifications stated herein, and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the issuance and sale of the Shares pursuant to the Underwriting Agreement have been duly authorized by the Company, and such Shares when issued and sold in accordance with the Underwriting Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

Innovative Industrial Properties, Inc.

April 5, 2022

The foregoing opinion is limited solely to the Maryland General Corporation Law, as amended, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules, or regulations. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (and its incorporation by reference into the Registration Statement) and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP